Exhibit-99.1

En Pointe Technologies, Inc. Announces Strong Third Quarter Results – Sales, Gross Profits, Operating and Net Income All Improve

Los Angeles, CA – August 7, 2006 — En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its third fiscal quarter ended June 30, 2006. Total net sales in the third quarter of fiscal 2006 increased 3% to $95.6 million as compared to the $92.6 million reported for the third quarter of fiscal 2005. En Pointe’s gross profits increased by $2.4 million, or 27%, to $11.5 million in the third quarter of fiscal 2006 as compared to $9.1 million reported in the third quarter of fiscal 2005. Operating income in the third quarter of fiscal 2006 increased by $1.1 million to $0.9 million compared with the $0.2 million operating loss reported in the third quarter of fiscal 2005. Net income for the third quarter of fiscal 2006 increased by $0.9 million to $1.0 million, or $0.14 per basic and diluted share, as compared with the net income of $0.1 million, or $0.01 per basic and diluted share, reported in the third quarter of fiscal 2005. For the nine months ended June 30, 2006, there was a net loss of $1.0 million, or $0.15 per basic and diluted share, as compared with net income of $0.5 million, or $0.07 per basic and diluted share, reported in the comparable period of fiscal 2005.

“After the difficult past two quarters, we’re feeling some validation this quarter from the decisions made to enhance and invest in our services and software business” said Bob Din, CEO of En Pointe. Mr. Din added, “We can’t say enough about the commitment of our sales force and their dedicated support team comprised of back office and operational personnel that made this happen. While June quarters have tended to be strong sales quarters, this June was exceptional in that not only were sales up but, more importantly, gross margins expanded at such a rate as to give us our first quarterly million dollar bottom line profit in five years.”

During the June 2006 quarter, product gross profits and service gross profits increased by 30% and 20%, respectively, as compared with those of the June 2005 quarter. The increase in product gross profits was due chiefly to software fees of $1.1 million. Of the $0.6 million increase in service gross profits, $0.2 million was from increased service revenues of Premier BPO, Inc., a consolidated entity engaged in business process outsourcing, with the remaining amount coming from more favorably priced service engagements helped, in part, by the higher gross margins related to security services offered through En Pointe’s recent acquisitions.

For the nine months ended June 30, 2006, total net sales increased 2% to $245.3 million from $240.9 million reported during the comparable period in the prior fiscal year. The increase in total net sales during such period resulted from increased product sales.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. provides the information technology marketplace, including mid-market and enterprise accounts, government agencies, and educational institutions nationwide, with computer hardware, software, information security, and managed and professional services. En Pointe has the flexibility to customize information technology services to fulfill the unique needs of each of its customers.

En Pointe employs SAP, ClarifyTM, and AccessPointeTM (an e-procurement application), proven and dependable software applications, to support its broad customer base. Founded in 1993 and headquartered in Los Angeles, En Pointe maintains an ISO 9001:2000 certified configuration center in Ontario, California and is well represented in leading national markets throughout the United States. En Pointe has the experience and the technology to help organizations simplify the management of their information technology infrastructure.

Visit www.enpointe.com to learn more.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as of the date of this press release. En Pointe undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 725-5212
Fax: (310) 725-9786
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	June 30,	September 30,
	2006	2005
ASSETS:

Current assets:
Cash	$7,577	$6,903
Restricted cash	73	72
Accounts receivable, net	58,027	40,916
Inventories, net	7,990	10,367
Prepaid expenses and other current assets	532	764

Total current assets	74,199	59,022
Property and equipment, net of accumulated
depreciation and amortization	2,829	3,070
Other assets	1,585	804

Total assets	$78,613	$62,896

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable, trade	$23,934	$18,444
Borrowings under line of credit	23,893	16,824
Accrued liabilities	5,838	4,344
Other current liabilities	5,524	3,346

Total current liabilities	59,189	42,958
Long term liability	454	584

Total liabilities	59,643	43,542

Minority interest	1,493	903
Total stockholders’ equity	17,477	18,451

Total liabilities and stockholders’ equity	$78,613	$62,896

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales:
Product	$84,835	$80,450	$211,525	$205,107
Service	10,789	12,142	33,800	35,815

Total net sales	95,624	92,592	245,325	240,922

Cost of sales:
Product	76,985	74,416	194,726	189,407
Service	7,147	9,098	22,349	25,568

Total cost of sales	84,132	83,514	217,075	214,975

Gross profit:
Product	7,850	6,034	16,799	15,700
Service	3,642	3,044	11,451	10,247

Total gross profit	11,492	9,078	28,250	25,947

Selling and marketing expenses	7,325	6,591	21,091	18,872
General and administrative expenses	3,237	2,661	8,446	7,367

Operating income (loss)	930	(174)	(1,287)	(292)
Interest (income) expense, net	(60)	(76)	(120)	23
Other income, net	(24)	(46)	(60)	(530)

Income (loss) before income taxes and minority interest	1,014	(52)	(1,107)	215
Provision for income taxes	26	1	26	25

Income (loss) before minority interest	988	(53)	(1,133)	190
Minority interest in affiliate loss	28	155	115	304

Net (loss) income	$1,016	$102	($1,018)	$494

Net (loss) income per share:
Basic	$0.14	$0.01	($0.15)	$0.07

Diluted	$0.14	$0.01	($0.15)	$0.07

Weighted average shares outstanding:
Basic	7,027	6,867	6,999	6,841

Diluted	7,092	7,124	6,999	7,101